Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heritage Property Investment Trust, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-109537, 333-109538 and 333-109539) on Form S-3/A, the registration statement (No. 333-97993) on Form S-8, and the registration statements (Nos. 333-116298 and 333-121578) on Form S-4/A of Heritage Property Investment Trust, Inc. (the Company) of our reports dated March 7, 2005, with respect to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in this Form 10-K.

/s/KPMG LLP
Boston, Massachusetts
March 9, 2005